Exhibit 99.1

Steve Madden Announces Acquisition of Schwartz & Benjamin

LONG ISLAND CITY, N.Y., January 30, 2017 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has completed the acquisition of the privately held Schwartz & Benjamin, Inc. family of companies ("Schwartz & Benjamin"), which specialize in the design, sourcing and sale of licensed and private label footwear. Founded in 1923, Schwartz & Benjamin distributes its fashion footwear to wholesale customers, including better department stores and specialty boutiques, as well as the retail stores of its brand partners. Schwartz & Benjamin's current brand partners include Kate Spade, Rebecca Minkoff, Alice + Olivia and Avec Les Filles. Schwartz & Benjamin also designs and sources private label footwear for various retailers. Schwartz & Benjamin's trailing twelve month net sales as of December 31, 2016 were approximately $87.6 million (unaudited).

The acquisition was completed for cash at closing plus an earn-out provision based on financial performance through January 31, 2023. The transaction is expected to be approximately neutral to EPS (excluding one-time transaction and integration costs) in fiscal 2017 and to be accretive thereafter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, "We are very pleased to complete the acquisition of Schwartz & Benjamin, a company known for its outstanding capability in designer and accessible luxury footwear. We see opportunity to expand the business by combining Schwartz & Benjamin's strengths - which include premier execution in the design and sourcing of high-quality footwear as well as a strong portfolio of brand partners - with our proven business model and infrastructure. We are particularly pleased that Chief Executive Officer Danny Schwartz, Chief Creative Officer Barbara Schwartz and President and Chief Operating Officer Steve Shapiro will remain with Schwartz & Benjamin and continue to lead the business into its next phase of growth."

Danny Schwartz, Chief Executive Officer of Schwartz & Benjamin, added, "We at Schwartz & Benjamin are excited to be joining forces with Steve Madden. We are proud of our 93-year history of creating footwear that satisfies the needs of our brand partners, wholesale clients and consumers, and we look forward to continuing to do so for many years to come with the added support and resources of Steve Madden. Barbara and I are pleased that Schwartz & Benjamin will operate as a stand-alone business with its current management team and employees, resulting in the transaction being seamless to our valued clients and business partners. Schwartz & Benjamin has tremendous opportunity for growth, and we look forward to working with Steve Madden to help the company reach its potential."

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is the licensee of various brands, including Superga® for footwear in North America. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden's wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 186 retail stores (including Steve Madden's four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, hosiery, jewelry, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain "forward looking statements" as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company's plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company's operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company's future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company's control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company's results include, but are not limited to, the risks and uncertainties discussed in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company's results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company's actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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